Exhibit 99.1.

                  UNITED STATES STEEL DISCLOSES UPDATED OUTLOOK

      PITTSBURGH, January 18, 2002 - United States Steel Corporation (NYSE:X) today disclosed updates to its most recent Outlook included in the USX Corporation Form 8-K filed December 14, 2001 and reported on several recent developments.

In fourth quarter 2001, Domestic Steel shipments totaled 2.2 million net tons, down from the 2.6 million net tons shipped in the third quarter. Average realized steel prices were approximately $419 per net ton as compared to $420 in the third quarter. Production costs in the fourth quarter were higher than the prior quarter, related to lower and less efficient operating rates, and fourth quarter raw steel capability utilization was approximately 67 percent, down from the 83 percent utilization rate in the third quarter. Tubular markets, which were strong earlier in 2001, also weakened markedly. In addition, our raw material shipments and production were reduced as a result of reduced demand from our own steel producing locations and from facilities idled by several financially distressed raw material customers.

For U. S. Steel Kosice (USSK), fourth quarter shipments totaled approximately 870,000 net tons, down from 1,017,000 net tons in the third quarter, and average realized steel prices were approximately $251 per net ton for fourth quarter 2001 compared to $259 for the third quarter. Fourth quarter raw steel capability utilization was approximately 66 percent, down from the 90 percent utilization rate in the third quarter. USSK initiated several planned outages in the fourth quarter, which increased repair and maintenance expenses, and temporarily idled most operations between December 22, 2001 and January 7, 2002 due to low order levels and seasonal operational curtailments by customers. In addition, as previously announced, on January 5, 2002, an explosion occurred in the top gas exhaust pipe of the No. 3 blast furnace at the USSK facility. USSK expects that the No. 3 blast furnace will resume full production by mid-February. USSK will continue to operate its No. 2 blast furnace during the outage and is restarting the No. 1 blast furnace, which is expected to be operating by the end of January.

For fourth quarter 2001, U. S. Steel expects to record charges of approximately $90 million to $95 million related to exposures from financially distressed domestic steel companies. These charges include amounts related to a portion of the remaining Republic Technologies International, LLC (Republic) receivables exposure and additional retiree medical cost reimbursements, and impairment of an intangible asset related to the five-year agreement for LTV to supply U. S. Steel with pickled hot bands. While the retiree medical cost reimbursements are the subject of a pending request for payment as administrative expenses in the Republic bankruptcy proceeding, the debtor's ability to pay is uncertain.

Regarding the outlook, we have seen an increase in the domestic steel order rate and in spot pricing for sheet products. In the first quarter 2002, domestic shipments are expected to improve and average realized prices are expected to be slightly lower, largely due to product mix, when compared to fourth quarter 2001. USSK first quarter 2002 shipments and average realized prices are expected to be slightly lower than fourth quarter 2001.

For the longer term, domestic shipment levels and realized prices will be influenced by the strength and timing of a recovery in the manufacturing sector of the domestic economy, levels of imported steel and production capability changes by domestic competitors. Many factors will determine the strength and timing of such recovery, and shipment levels and prices are also subject to many factors, such as the outcome of the Section 201 action. For USSK, economic and political developments in Europe and elsewhere including many factors similar to those impacting Domestic Steel will impact USSK's results of operations.

USSK reported to employees on operating and financial matters for fourth quarter 2001 and key factors that impact income. We currently expect that USSK segment income for the fourth quarter 2001 will be about breakeven. In addition, USSK informed employees that we currently estimate shipments in 2002 of approximately
3.8 million net tons and discussed the outlook for income after interest expense and taxes for the full-year 2002, which implies segment income of approximately $110 million to $115 million.

USSK also advised employees that in order to meet its financial and business objectives, which include approximately $105 million for capital expenditures, USSK has the goal of generating cash from operations of approximately $150 million in 2002. The employees were advised that achievement of this goal is dependent upon an increase in average realized prices in the second half of 2002, effective cost containment efforts and realization of projected shipments. If these events do not occur, USSK may have to curtail expenditures or borrow under its credit agreement.

The above discussion includes forward-looking statements concerning shipments, pricing, financial exposure to raw materials customers, cost containment measures, and the timing of blast furnace developments at USSK. These statements are based on assumptions as to future product demand, prices and mix, and production. Steel shipments and prices can be affected by imports and actions of the U.S. Government and its agencies pertaining to trade, domestic and international economies, domestic production capacity, and customer demand. Factors that may affect USSK results are similar to domestic factors, including excess world supply and foreign currency fluctuations, and also can be influenced by matters peculiar to international marketing such as tariffs. Our ultimate recoveries from Republic and other financially distressed domestic steel companies will depend upon developments in their bankruptcy proceedings and their operating results, which will be impacted by most of the factors that impact Domestic Steel. Factors that may affect the blast furnace developments at USSK include completion of repairs and successful start-up of the No. 3 blast furnace and a successful start-up of the previously idled No. 1 blast furnace. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated.